PayPal Reports Third Quarter 2025 Results
Delivers strong results and raises full year guidance
Initiates dividend, demonstrating ability to invest in growth and return capital to shareholders
SAN JOSE, Calif., (October 28, 2025) – PayPal Holdings, Inc. (NASDAQ: PYPL) today reported results for the third quarter ending September 30, 2025.
“PayPal delivered another strong quarter and we are raising guidance, with broad-based profitable growth across branded experiences, PSP, and Venmo. We have returned the company to growth and are on pace for 6% to 7% transaction margin dollar growth in 2025 when excluding interest on customer balances. We are also building for an agentic future, partnering with leaders such as Google, OpenAI, and Perplexity.
This is a stronger company today than we were two years ago. With differentiated competitive advantages, clear strategic direction and building execution momentum, we believe we are exceptionally well-placed to win into the future.”
Alex Chriss
President and CEO
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3Q'25 Financial Results
•Net revenues increased 7% to $8.4 billion; 6% currency-neutral (“FXN”).
•Transaction margin dollars1 (“TM$”) increased 6% to $3.9 billion; TM$ excluding interest on customer balances1,2 increased 7% to $3.6 billion.
•GAAP operating income increased 9% to $1.5 billion; non-GAAP operating income increased 6% to $1.6 billion.
•GAAP operating margin expanded 33 basis points to 18.1%; non-GAAP operating margin contracted 19 basis points to 18.6%.
•GAAP EPS increased 32% to $1.303; non-GAAP EPS increased 12% to $1.34.
3Q'25 Operating Results
•Total payment volume (“TPV”) increased 8% to $458.1 billion; 7% FXN.
•Payment transactions decreased 5% to 6.3 billion. Excluding payment service provider transactions4 (“PSP”), payment transactions increased 7%.
•Payment transactions per active account (“TPA”) on a trailing 12-month basis decreased 6% to 57.6. TPA ex-PSP4 increased 5%.
•Active accounts increased 1% to 438 million. On a sequential basis, active accounts increased by 0.1%, or by 0.3 million.
Cash Flow
•Cash flow from operations of $2.0 billion and free cash flow of $1.7 billion.
•Adjusted free cash flow of $2.3 billion, which excludes the net timing impact between originating buy now, pay later (“BNPL”) receivables as held for sale and the subsequent sale of receivables.
Balance Sheet and Liquidity
•Cash, cash equivalents, and investments totaled $14.4 billion as of September 30, 2025.
•Debt totaled $11.4 billion as of September 30, 2025.
•Returned $1.5 billion to stockholders by repurchasing approximately 21 million shares of common stock in 3Q'25.
◦On a trailing 12-month basis, returned $5.7 billion to stockholders by repurchasing approximately 78 million shares of common stock.
Implementation of Dividend Program
•Today, PayPal announced that its Board of Directors (the “Board”) approved the initiation of a quarterly cash dividend program and declared a cash dividend of $0.14 per share on the Company’s common stock, payable on December 10, 2025, to stockholders of record as of the close of business on November 19, 2025. This represents a targeted payout ratio of 10% of non-GAAP net income.
•The Company intends to pay a cash dividend on its common stock on a quarterly basis going forward, subject to and contingent upon market conditions and approval by the Board in its sole discretion.

1.TM$, TM$ excluding interest on customer balances, non-GAAP operating income, non-GAAP operating margin, non-GAAP EPS, free cash flow, and adjusted free cash flow are non-GAAP financial measures. “Non-GAAP Measures of Financial Performance” and subsequent tables at the end of this press release provide reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.
2. Interest on customer balances is reported within other value added services (“OVAS”) revenue and primarily comprises interest and revenue earned on customer assets.
3. 3Q'25 GAAP EPS includes ~$0.01 positive impact from PayPal’s strategic investment portfolio and crypto assets held for investment, compared to a ~$0.14 negative impact in 3Q'24.
4. Payment transactions ex-PSP and TPA ex-PSP exclude unbranded card processing transactions and accounts.
3Q 2025 Results	1

3Q'25 Financial Results

Presented in millions, except per share data and percentages	3Q'25	3Q'24	YoY Growth	FXN YoY Growth
Total payment volume	$458,088	$422,641	8%	7%
GAAP
Net revenues	$8,417	$7,847	7%
Operating income	$1,520	$1,391	9%
Operating margin	18.1%	17.7%	33bps
Effective tax rate	18.6%	23.0%	(4.4pts)
Net income (loss)	$1,248	$1,010	24%
Earnings per diluted share	$1.30	$0.99	32%
Net cash provided by operating activities	$1,974	$1,614	22%
Non-GAAP
Net revenues	$8,417	$7,847	7%	6%
Transaction margin dollars	$3,871	$3,654	6%
Transaction margin dollars excluding interest on customer balances	$3,550	$3,315	7%
Operating income	$1,568	$1,477	6%
Operating margin	18.6%	18.8%	(19bps)
Effective tax rate	18.1%	21.7%	(3.6pts)
Net income	$1,288	$1,228	5%
Earnings per diluted share	$1.34	$1.20	12%
Free cash flow	$1,718	$1,445	19%
Adjusted free cash flow	$2,279	$1,540	48%
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Financial Guidance
2025 Guidance: Following another strong quarter, PayPal is raising full year TM$ and EPS guidance and reaffirming free cash flow guidance. Please see PayPal’s 3Q'25 earnings presentation for more detail.

	October 2025 Guidance	July 2025 Guidance	Prior year period
4Q'25
GAAP EPS	$1.23 - $1.27	N/A	$1.11
Non-GAAP EPS[1]	$1.27 - $1.31	N/A	$1.19
FY'25
GAAP EPS[2]	$5.11 - $5.15	$4.90 - $5.05	$3.99
Non-GAAP EPS[3]	$5.35 - $5.39	$5.15 - $5.30	$4.65
Please see “Non-GAAP Measures of Financial Performance” for reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures and important additional information.

1. Estimated non-GAAP amounts for the three months ending December 31, 2025 reflect adjustments of approximately $40 million. 2. FY'24 GAAP EPS included a negative impact of ~$0.23 from PayPal’s strategic investment portfolio. 3. Estimated non-GAAP amounts for the full year ending December 31, 2025 reflect adjustments of approximately $255 million.	3Q 2025 Results	2

Conference Call & Webcast
PayPal Holdings, Inc. will host a conference call to discuss third quarter 2025 results at 8:00 a.m. Eastern Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, can be accessed through the company’s Investor Relations website at https://investor.pypl.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
Disclosure Channels
PayPal Holdings, Inc. uses the following channels as means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD:
•Investor Relations website (https://investor.pypl.com)
•PayPal Newsroom (https://newsroom.paypal-corp.com/)
•PayPal Corporate website (https://about.pypl.com)
•PayPal’s LinkedIn page (https://www.linkedin.com/company/paypal)
•PayPal’s Facebook page (https://www.facebook.com/PayPalUSA/)
•PayPal’s YouTube channel (https://www.youtube.com/paypal)
•Alex Chriss’ LinkedIn profile (https://www.linkedin.com/in/alexchriss/)
•Alex Chriss’ X profile (https://x.com/acce)
•Jamie Miller’s LinkedIn profile (https://www.linkedin.com/in/jamiesmiller/)
•Steven Winoker’s LinkedIn profile (https://www.linkedin.com/in/steven-winoker-0764548/)
The information that is posted through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts.
About PayPal
PayPal has been revolutionizing commerce globally for more than 25 years. The company creates innovative experiences that make moving money, selling, and shopping simple, personalized, and secure. PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy.
Presentation
All growth rates represent year-over-year comparisons, except as otherwise noted. FXN results are calculated by translating the current period local currency results by the prior period exchange rate. FXN growth rates are calculated by comparing the current period FXN results with the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts and rates may not sum or recalculate using the rounded dollar amounts provided.
Non-GAAP Financial Measures
This press release includes financial measures defined as “non-GAAP financial measures” by the SEC including: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, transaction margin dollars, transaction margin dollars excluding interest on customer balances, non-GAAP operating margin, transaction margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income, Transaction Margin Dollars, and Transaction Margin Dollars Ex-Interest on Customer Balances and GAAP Operating Margin to Non-GAAP Operating Margin and Transaction Margin,” “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” and “Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow.”

3Q 2025 Results	3

Forward-looking statements
This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations, and plans of PayPal Holdings, Inc. and its consolidated subsidiaries (“PayPal”) that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” "continue," “strategy,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. Forward-looking statements may include, but are not limited to, statements regarding our guidance and projected financial and operating results for the fourth quarter and full year 2025; our capital return program, including the implementation of our dividend program and future dividend payments, if any; the timing and impact of product launches and acquisitions; and the projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties.
Our actual results could differ materially from those estimated or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to compete in markets that are highly competitive and subject to rapid technological change, and to develop and deliver new or enhanced products and services on a timely basis; cyberattacks and security vulnerabilities, and associated impacts; the effect of global and regional political, economic, market and trade conditions, including military conflicts, supply chain issues, tariffs or uncertainty thereof, and related events that affect payments or commerce activity, including inflation and interest rates; the impact of catastrophic events, such as global pandemics, that may disrupt our business, as well as our customers, suppliers, vendors and other business partners; the stability, security and performance of our payments platform; the effect of extensive government regulation and oversight related to our business, products and services in a variety of areas, including, but not limited to, laws covering payments, lending and consumer protection; the impact of complex and changing laws and regulations worldwide, including, but not limited to, laws covering cybersecurity, privacy, data protection, and artificial intelligence; the impact of payment card, bank, or other network rules or practices; risks related to our credit products, including our ability to realize benefits from our agreements with third parties such as our agreements to sell our credit receivables; changes in how consumers fund transactions; our ability to effectively detect and prevent the use of our services for fraud, abusive behaviors, illegal activities, or improper purposes; our ability to manage regulatory and litigation risks, and the outcome of legal and regulatory proceedings; our reliance on third parties in many aspects of our business; damage to our reputation or brands; fluctuations in foreign currency exchange rates; changes in tax rates and exposure to additional tax liabilities; changes to our capital allocation, management of operating cash or incurrence of indebtedness; our ability to timely develop and upgrade our technology systems, infrastructure and customer service capabilities; the impact of proposed or completed acquisitions, divestitures, strategic investments, or entries into new businesses or markets; and our ability to attract, hire, and retain highly talented employees. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or contemplated after the date hereof.
More information about factors that could adversely affect PayPal’s results of operations, financial condition and prospects, or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal’s Investor Relations website at https://investor.pypl.com or the SEC’s website at www.sec.gov. All information in this release speaks as of October 28, 2025. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

Contacts            Investor Relations            Media Relations
investorrelations@paypal.com        mediarelations@paypal.com

© 2025 PayPal Holdings, Inc. All rights reserved.

3Q 2025 Results	4

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$8,995	$6,662
Short-term investments	1,760	4,262
Accounts receivable, net	973	984
Loans and interest receivable, held for sale	1,404	541
Loans and interest receivable, net	6,396	6,422
Funds receivable and customer accounts	38,668	37,671
Prepaid expenses and other current assets	1,980	1,664
Total current assets	60,176	58,206
Long-term investments	3,601	4,583
Property and equipment, net	1,656	1,508
Goodwill	10,941	10,837
Intangible assets, net	226	326
Other assets	3,201	3,265
Total assets	$79,801	$78,725
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$208	$227
Funds payable and amounts due to customers	40,668	39,671
Accrued expenses and other current liabilities	4,048	5,592
Total current liabilities	44,924	45,490
Other long-term liabilities	3,403	2,939
Long-term debt	11,276	9,879
Total liabilities	59,603	58,308
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 941 and 993 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Preferred stock, $0.0001 par value; 100 shares authorized, unissued	—	—
Treasury stock at cost, 400 and 337 shares as of September 30, 2025 and December 31, 2024, respectively	(31,624)	(27,085)
Additional paid-in-capital	21,359	20,705
Retained earnings	31,163	27,347
Accumulated other comprehensive income (loss)	(700)	(550)
Total equity	20,198	20,417
Total liabilities and equity	$79,801	$78,725

3Q 2025 Results	5

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)

Net revenues	$8,417	$7,847	$24,496	$23,431
Operating expenses:
Transaction expense	4,063	3,841	11,735	11,700
Transaction and credit losses	483	352	1,330	1,008
Customer support and operations (1)	447	427	1,258	1,317
Sales and marketing (1)	521	508	1,592	1,375
Technology and development (1)	801	746	2,299	2,206
General and administrative (1)	513	519	1,477	1,553
Restructuring and other(1)	69	63	251	388
Total operating expenses	6,897	6,456	19,942	19,547
Operating income	1,520	1,391	4,554	3,884
Other income (expense), net	13	(80)	111	35
Income before income taxes	1,533	1,311	4,665	3,919
Income tax expense	285	301	869	893
Net income (loss)	$1,248	$1,010	$3,796	$3,026

Net income (loss) per share:
Basic	$1.31	$1.00	$3.92	$2.91
Diluted	$1.30	$0.99	$3.88	$2.89
Weighted average shares:
Basic	950	1,015	968	1,040
Diluted	960	1,024	978	1,048

(1) Includes stock-based compensation as follows:
Customer support and operations	$52	$50	$156	$173
Sales and marketing	32	30	99	108
Technology and development	124	111	371	366
General and administrative	70	81	225	257
Restructuring and other	—	28	—	88
	$278	$300	$851	$992

3Q 2025 Results	6

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Cash flows from operating activities:
Net income (loss)	$1,248	$1,010	3,796	3,026
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Transaction and credit losses	483	352	1,330	1,008
Depreciation and amortization	245	255	729	783
Stock-based compensation	257	284	792	947
Deferred income taxes	182	(21)	93	8
Net (gains) losses on strategic investments	(10)	171	(69)	226
Accretion of discounts on investments, net of amortization of premiums	(20)	(93)	(77)	(290)
Adjustments to loans and interest receivable, held for sale	70	28	122	92
Other	52	(96)	(245)	(138)
Originations of loans receivable, held for sale	(9,682)	(6,108)	(24,040)	(17,173)
Proceeds from repayments and sales of loans receivable, originally classified as held for sale	9,048	5,984	23,160	17,159
Changes in assets and liabilities:
Accounts receivable	126	(51)	11	31
Accounts payable	44	35	(6)	24
Other assets and liabilities	(69)	(136)	(1,564)	(647)
Net cash provided by operating activities	1,974	1,614	4,032	5,056
Cash flows from investing activities:
Purchases of reverse repurchase agreements	—	(148)	(201)	(299)
Maturities of reverse repurchase agreements	—	75	288	226
Purchases of property and equipment	(256)	(169)	(658)	(480)
Proceeds from sales of property and equipment	—	—	3	—
Purchases and originations of loans receivable	(4,414)	(5,413)	(15,904)	(15,374)
Proceeds from repayments and sales of loans receivable, originally classified as held for investment	4,735	4,945	15,945	14,705
Purchases of investments	(4,387)	(4,815)	(15,951)	(20,819)
Maturities and sales of investments	7,432	6,938	19,027	21,179
Funds receivable	1,553	1,519	(1,232)	152
Collateral posted related to derivative instruments, net	109	(133)	(207)	(58)
Other	—	—	(15)	—
Net cash provided by (used in) by investing activities	4,772	2,799	1,095	(768)
Cash flows from financing activities:
Borrowings from repurchase agreements	2,544	466	2,949	656
Repayments of repurchase agreements	(2,544)	(466)	(2,949)	(656)
Proceeds from issuance of common stock	—	—	74	55
Purchases of treasury stock	(1,500)	(1,776)	(4,551)	(4,778)
Tax withholdings related to net share settlements of equity awards	(68)	(41)	(317)	(271)
Borrowings under financing arrangements	746	132	2,237	1,546
Repayments under financing arrangements	(747)	—	(1,954)	(411)
Funds payable and amounts due to customers	(250)	(733)	663	(771)
Collateral received related to derivative instruments and reverse repurchase agreements, net	(10)	(71)	(155)	(1)
Other	—	(40)	(6)	(60)
Net cash used in financing activities	(1,829)	(2,529)	(4,009)	(4,691)

3Q 2025 Results	7

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows—(continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(44)	192	245	103
Net change in cash, cash equivalents, and restricted cash	4,873	2,076	1,363	(300)
Cash, cash equivalents, and restricted cash at beginning of period	18,980	19,458	22,490	21,834
Cash, cash equivalents, and restricted cash at end of period	$23,853	$21,534	$23,853	$21,534

Supplemental cash flow disclosures:
Cash paid for interest	$19	$2	$210	$168
Cash paid for income taxes, net	$196	$153	$1,033	$975

3Q 2025 Results	8

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

Our revenues are classified into the following two categories:
•Transaction revenues: Net transaction fees charged to merchants and consumers on a transaction basis based on the Total Payment Volume (“TPV”) completed on our payments platform. Growth in TPV is directly impacted by the number of payment transactions that we enable on our payments platform. We generate additional revenue from merchants and consumers: on transactions where we perform currency conversion, when we enable cross-border transactions (i.e., transactions where the merchant and consumer are in different countries), to facilitate the instant transfer of funds for our customers from their PayPal or Venmo account to their bank account or debit card, to facilitate the purchase and sale of cryptocurrencies, as contractual compensation from sellers that violate our contractual terms (for example, through fraud or counterfeiting), and other miscellaneous fees.
•Revenues from other value added services: Net revenues derived primarily from revenue earned through partnerships, referral fees, subscription fees, gateway fees, and other services we provide to our consumers and merchants. We also earn revenues from interest and fees earned on our portfolio of loans receivable, and interest earned on certain assets underlying customer balances.

Net Revenues by Type	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions, except percentages)
Transaction revenues	$7,522	$7,441	$7,016	$7,588	$7,067
Current quarter vs prior quarter	1%	6%	(8)%	7%	(1)%
Current quarter vs prior year quarter	6%	4%	—%	4%	6%
Percentage of total	89%	90%	90%	91%	90%

Revenues from other value added services	$895	$847	$775	$778	$780
Current quarter vs prior quarter	6%	9%	—%	—%	7%
Current quarter vs prior year quarter	15%	16%	17%	5%	2%
Percentage of total	11%	10%	10%	9%	10%

Total net revenues	$8,417	$8,288	$7,791	$8,366	$7,847
Current quarter vs prior quarter	2%	6%	(7)%	7%	—%
Current quarter vs prior year quarter	7%	5%	1%	4%	6%

Net Revenues by Geography	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions, except percentages)
U.S. net revenues	$4,753	$4,709	$4,463	$4,732	$4,518
Current quarter vs prior quarter	1%	6%	(6)%	5%	(1)%
Current quarter vs prior year quarter	5%	3%	—%	2%	6%
Percentage of total	56%	57%	57%	57%	58%

International net revenues	$3,664	$3,579	$3,328	$3,634	$3,329
Current quarter vs prior quarter	2%	8%	(8)%	9%	—%
Current quarter vs prior year quarter	10%	7%	3%	7%	5%
(FXN) Current quarter vs prior year quarter	7%	7%	5%	7%	6%
Percentage of total	44%	43%	43%	43%	42%

Total net revenues	$8,417	$8,288	$7,791	$8,366	$7,847
Current quarter vs prior quarter	2%	6%	(7)%	7%	—%
Current quarter vs prior year quarter	7%	5%	1%	4%	6%
(FXN) Current quarter vs prior year quarter	6%	5%	2%	4%	6%

3Q 2025 Results	9

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions, except percentages)
Active accounts(1)	438	438	436	434	432
Current quarter vs prior quarter	—%	—%	—%	1%	1%
Current quarter vs prior year quarter	1%	2%	2%	2%	1%

Number of payment transactions(2)	6,331	6,226	6,045	6,619	6,631
Current quarter vs prior quarter	2%	3%	(9)%	—%	1%
Current quarter vs prior year quarter	(5)%	(5)%	(7)%	(3)%	6%

Payment transactions per active account(3)	57.6	58.3	59.4	60.6	61.4
Current quarter vs prior quarter	(1)%	(2)%	(2)%	(1)%	1%
Current quarter vs prior year quarter	(6)%	(4)%	(1)%	3%	9%

TPV(4)	$458,088	$443,547	$417,208	$437,836	$422,641
Current quarter vs prior quarter	3%	6%	(5)%	4%	1%
Current quarter vs prior year quarter	8%	6%	3%	7%	9%
(FXN) Current quarter vs prior year quarter	7%	5%	4%	7%	9%

Transaction Expense Rate(5)	0.89%	0.89%	0.89%	0.91%	0.91%
Transaction and Credit Loss Rate(6)	0.11%	0.11%	0.09%	0.10%	0.08%
Transaction Margin(7)	46.0%	46.4%	47.7%	47.0%	46.6%
Amounts in the table are rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.
(1) An active account is an account registered directly with PayPal or a platform access partner that has completed a transaction on our platform, not including gateway-exclusive transactions, within the past 12 months. A platform access partner is a third party whose customers are provided access to PayPal’s platform or services through such third-party’s login credentials, including individuals and entities that utilize Hyperwallet’s payout capabilities. A user may register on our platform to access different products and may register more than one account to access a product. Accordingly, a user may have more than one active account. The number of active accounts provides management with additional perspective on the overall scale of our platform, but may not have a direct relationship to our operating results.
(2) Number of payment transactions is the total number of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(3) Number of payment transactions per active account reflects the total number of payment transactions within the previous 12-month period, divided by active accounts at the end of the period. The number of payment transactions per active account provides management with insight into the average number of times an account engages in payments activity on our payments platform in a given period. The number of times a consumer account or a merchant account transacts on our platform may vary significantly from the average number of payment transactions per active account.
(4) TPV is the value of payments, net of payment reversals, successfully completed on our payments platform or enabled by PayPal via a partner payment solution, not including gateway-exclusive transactions.
(5) Transaction expense rate is transaction expense divided by TPV.
(6) Transaction and credit loss rate is transaction and credit losses divided by TPV.
(7) Transaction margin is a non-GAAP financial measure. Transaction margin is net revenues less transaction expense and transaction and credit losses, divided by net revenues. Subsequent tables at the end of this press release provide reconciliation to the closest GAAP measure.

3Q 2025 Results	10

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, transaction margin dollars, transaction margin dollars excluding interest on customer balances, non-GAAP operating margin, transaction margin, non-GAAP effective tax rate, free cash flow, and adjusted free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. These measures should be used to evaluate the company’s results of operations only in conjunction with the corresponding GAAP measures.
Reconciliation of all non-GAAP measures to the most directly comparable GAAP measures can be found in the subsequent tables included in this press release.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.
For its internal budgeting process, and as discussed further below, the company’s management uses financial measures that do not include amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, certain other gains, losses, benefits, or charges that are not indicative of the company’s core operating results, and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company’s management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, and non-GAAP effective tax rate:
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses or transactional expenses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses related to workforce reduction including employee severance and benefits costs and stock-based compensation expense, real estate and facilities charges, other asset impairments, accelerated depreciation charges, and other restructuring costs including non-recurring third-party costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results as they are not normal, recurring cash operating expenses necessary to operate our business.
Gains and losses on strategic investments including related crypto assets held for investment. The gains and losses we record on our strategic investments are tied to the performance of the portfolio companies. The gains and losses we record on crypto assets held for investment are influenced by factors like market sentiment including trading, regulatory changes, and underlying company performance. We exclude such gains and losses in full because we do not actively trade our strategic investments or crypto assets nor do we rely on them to fund our ongoing operations.
Certain other significant gains, losses, benefits, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, benefits, or charges during a period that are the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future. The company excludes these amounts from its non-GAAP results because management does not believe they are indicative of our current or ongoing operating results.
Tax effect of non-GAAP adjustments. This adjustment is made to present the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Transaction margin dollars represents operating income, excluding the following expenses: (i) Customer support and operations, (ii) Sales and marketing, (iii) Technology and development, (iv) General and administrative, and (v) Restructuring and other. Transaction margin dollars is a measure used by management to evaluate the economic value generated by activity on the company’s platform, including the impact of transaction and credit losses. Accordingly, we believe that transaction margin dollars provides useful information to investors and others in understanding and evaluating our financial results in the same manner as management. Transaction margin dollars can also be calculated as total net revenues less transaction expense and transaction and credit losses.
Transaction margin dollars excluding interest on customer balances: Interest earned on certain assets underlying customer account balances is primarily driven by the movement in interest rates and level of account balances. The company excludes interest revenue earned on customer balances from transaction margin dollars because the impact of changes in interest rates on customer balances is not within the company’s control. Management uses this metric to further isolate the economic value generated by activity on the company’s platform.
Free cash flow represents operating cash flows less purchases of property and equipment. The company uses free cash flow as a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company’s business, make strategic acquisitions and investments, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

3Q 2025 Results	11

In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results with the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period’s FX-neutral results by the prior period’s results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income, Transaction Margin Dollars, and Transaction Margin Dollars Ex-Interest on Customer Balances and
GAAP Operating Margin to Non-GAAP Operating Margin and Transaction Margin

	Three Months Ended September 30,
	2025	2024
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$1,520	$1,391
Amortization of acquired intangible assets	47	51
Restructuring(1)	1	35
Total non-GAAP operating income adjustments	48	86
Non-GAAP operating income	$1,568	$1,477
Transaction margin adjustments:
Customer support and operations	447	427
Sales and marketing	482	468
Technology and development	800	742
General and administrative	506	512
Restructuring and other	68	28
Non transaction-related expense	2,303	2,177
Transaction margin dollars	3,871	3,654
Interest on customer balances	321	339
Transaction margin dollars ex-interest on customer balances	$3,550	$3,315

GAAP net revenues	$8,417	$7,847
GAAP operating margin	18%	18%
Non-GAAP operating margin	19%	19%
Transaction margin	46%	47%
(1) Restructuring includes any stock-based compensation associated with the restructuring activities. The three months ended September 30, 2024 includes $28 million of stock-based compensation expenses.

3Q 2025 Results	12

PayPal Holdings, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS, and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,
	2025	2024
	(In millions, except per share data and percentages)
	(unaudited)
GAAP income before income taxes	$1,533	$1,311
GAAP income tax expense	285	301
GAAP net income (loss)	1,248	1,010
Non-GAAP adjustments to net income (loss):
Non-GAAP operating income adjustments (see table above)	48	86
Net (gains) losses on strategic investments and crypto assets held for investment	(9)	171
Tax effect of non-GAAP adjustments	1	(39)
Non-GAAP net income	$1,288	$1,228

Diluted net income (loss) per share:
GAAP	$1.30	$0.99
Non-GAAP	$1.34	$1.20
Shares used in GAAP diluted share calculation	960	1,024
Shares used in non-GAAP diluted share calculation	960	1,024

GAAP effective tax rate	19%	23%
Tax effect of non-GAAP adjustments to net income (loss)	(1)%	(1)%
Non-GAAP effective tax rate	18%	22%

Reconciliation of Operating Cash Flow to Free Cash Flow and Adjusted Free Cash Flow

	Three Months Ended September 30,
	2025	2024
	(In millions)
	(unaudited)
Net cash provided by operating activities	$1,974	$1,614
Less: Purchases of property and equipment	(256)	(169)
Free cash flow	1,718	1,445
Net timing impact between originating credit receivables as held for sale and the subsequent sale of receivables	561	95
Adjusted free cash flow	$2,279	$1,540

3Q 2025 Results	13